Exhibit 10.7

CERTAIN CONFIDENTIAL INFORMATION IN THIS EXHIBIT WAS OMITTED BY MEANS OF MARKING SUCH INFORMATION WITH BRACKETS (“[***]”) BECAUSE THE IDENTIFIED CONFIDENTIAL INFORMATION IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

MASTER CONSULTANCY AGREEMENT

Date: 25th June 2020 (“Effective Date”)

BETWEEN	Clinical Network Services (CNS) Pty Ltd
ABN: 45 082 063 492
Level 2, 381 MacArthur Avenue, Hamilton, Queensland, 4007, Australia
(“Consultant”)

AND
lnCannex Pty Ltd
ABN 33 630 326 902
3 Fir Street, Dingley Village VIC 3172, Australia
(“Client”)

BACKGROUND

A.	The Consultant is a contract services organisation engaged in the business of product development and managing clinical research programs.

B.	The Client is engaged in the development, manufacture, distribution and sale of medicinal products.

C.	The Client wishes to appoint the Consultant to supply certain services to the Client and its affiliates in relation to medicinal products from time to time and the Consultant has agreed to provide those services on the terms and conditions set out in this Agreement and the attached Appendices.

TERMS & CONDITIONS

1.	MEANINGS AND DEFINITIONS

“Affiliate” shall mean any company or business entity that controls, is controlled by, or is under common control with either party, as the context requires. For the purpose of this definition “control”, means direct or indirect beneficial ownership or the right to vote in respect of at least fifty percent (50%) of the issued share capital in such company or business entity.

“Agreement” means this agreement between the Client and the Consultant for the provision of the Services by the Consultant in accordance with an Appendix.

“Appendix” means an offer to provide the Services that has been agreed to in writing by the parties, and attached and made a part of this Agreement. The first Appendix being attached as Appendix 1 (and each subsequent Appendix that is agreed to in writing by the parties will be attached as Appendix 2, 3, and so forth and made a part hereof).

“Budget” means, on an Appendix by Appendix basis, the total amount to be paid by Client to Consultant for its Services under this Agreement as set forth in an Appendix to this Master Consultancy Agreement that is agreed upon in writing by the parties pursuant to each such Appendix. Each Budget shall contain Consultant’s Fees and Pass Through Costs.

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“Confidential Information” is defined in Section 10.2.

“Data” is defined in Section 10.3.

“Fees” means professional time costs and any other costs required to be paid by the Client to the Consultant as specified in an Appendix.

“Intellectual Property Rights” means any patents, trademarks, designs or applications for them, copyright, rights in and to trade or business names, know-how or confidential information, and any similar or analogous rights or forms of protection in any part of the world.

“lnvestigational Product” means the therapeutic good (including any components such as devices, accessories and consumables necessary for the administration and use of the therapeutic good), that is manufactured or supplied by or on behalf of Client for the purpose of administration and use in the conduct of a Study.

“lnvestigational Site” means a clinical trial site where a Study is conducted.

“Investigator” means an investigator at an lnvestigational Site.

“Laws” is defined in Section 5.2.

“Local Regulators” is defined in Section 5.1.

“Pass Through Costs” means those direct and indirect expenses and costs incurred by the Consultant in carrying out the Services required to complete a Study, as expressly set forth in a Budget or otherwise agreed by the parties.

“Protocol” means a written description of tasks and procedures (including the schedule, number of Study Subjects and other specific requirements for conducting a Study) to be followed in conducting a Study. A Protocol may be amended from time to time accordingly, the term Protocol refers to the then-current authorized Protocol.

“Records” is defined in Section 13.

“Services” means those consultancies and other activities referred to in an Appendix and such expression includes the duties to be undertaken under the Scope of Work associated with such an Appendix.

“Scope of Work” or “SOW” means the Scope of Work included in an Appendix, and includes the specific details of the Services that Consultant shall provide, including the timelines, Budget and payment schedule, all of which shall be agreed by the parties. Each SOW is an integral part of an Appendix to which it relates.

“Study” means the human clinical trial or clinical trials as set out in an Appendix and as described in the Protocol governing such trial(s).

“Study Subject” is a human being who participates in a Study.

“Term” is defined in Section 2.

2.	TERM

2.1.	The term of this Master Consultancy Agreement shall commence on the Effective Date and, shall expire on the fifth anniversary of the Effective Date unless terminated earlier in accordance with Section 8 (“Term”).

2.2.	Each Appendix shall commence on the effective date set out in that Appendix and that Appendix shall expire upon the completion of the Services under that Appendix unless terminated earlier in accordance with Section 8 [Termination)

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3.	STRUCTURE OF AGREEMENT

3.1.	If the Client and the Consultant agree that the Consultant shall supply the Services as set out in an Appendix, the Client and the Consultant shall execute that Appendix which the Client and the Consultant shall complete and execute at that time. Each Appendix incorporatesthe terms of this Master Consultancy Agreement by reference.

3.2.	The Client or an Affiliate of the Client may enter into an Appendix with the Consultant. Where an Affiliate of a Client enters into an Appendix, all references to the Client in this Master Consultancy Agreement as incorporated by reference into an Appendix shall automatically refer to the Affiliate of the Client that is the party to the Appendix. The Client acknowledges and agrees that CNSmay at itsdiscretion use its Affiliates to provide the Services (including, for the avoidance of doubt, CNS (Australia) Pty Limited and its Affiliates). CNS will be responsible to the Client for the acts or omissions of its Affiliates in the performance of the Services.

3.3.	In the event of a conflict between the terms of this Master Consultancy Agreement and an Appendix, the terms of the following prevail in the following order unless specified otherwise in the Appendix in which case the Appendix, as the case may be, will control solely with respect to that conflict:

3.3.1. Master	Consultancy Agreement;

3.3.2.Appendix

3.4.	In the event that the Client requests the Consultant to commence providing Services before the execution of an Appendix for those Services, the parties shall execute a Letter of Intent. In the event of a conflict between the terms of this Master Consultancy Agreement and a Letter of Intent, the terms of this Master Consultancy Agreement prevail.

4.	AMENDMENT

Any amendment, variation or modification to this Agreement or an Appendix or any other supplementary or supporting document (including any SOW) shall have no force and effect unless evidenced in writing and signed by the parties. If the parties agree to a change in an Appendix, such change shall be documented in a written addendum signed by both parties (“Addendum”), which Addendum shall become an amendment to the relevant Appendix. Notwithstanding the foregoing, a change to an Appendix that results in an increase or decrease to a Budget of less than five thousand dollars (A$5,000.00) shall not require an Addendum but such changes must be approved in advance by the Client via email with CNS.

5.	SERVICES

5.1.	The Consultant will act as the local legal Australian and/or New Zealand sponsor on behalf of the Client as set out in the Appendix, and will fulfil all obligations that this role entails, including the maintenance of appropriate clinical trial insurance unless otherwise set out in an Appendix to this Agreement. The Consultant shall, to the extent required by Laws, interact with Therapeutic Goods Administration (Australia) and/or Medsafe (New Zealand) (collectively, “Local Regulators”) on behalf of Client in connection with the performance of Serviceshereunder, including but not necessarily limited to signing regulatory submissions and other documents to be filed with Local Regulators on behalf of the Client. The Consultant shall in a timely manner, communicate with the Client with regard to all such interactions, including copying the Client on any and all written communications with Local Regulators on behalf of the Client and summarising in writing for the Client all oral communications with Local Regulators on behalf of the Client.

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5.2.	The Consultant shall provide the Services as set out in each Appendix. The Consultant shall perform the Services in compliance with: (a) the Protocol; (b) the terms and conditions of this Agreement and the applicable Appendices; (c) all applicable federal, state and local laws, rules, regulations and guidelinesincluding but not limited to applicable requirements and guidelines of the Local Regulators, and patient privacy laws and regulations (collectively, “Laws”); (d) the International Conference on Harmonisation (“ICH”) Guidelines for Good Clinical Practices (“GCP”); (e) the World Medical Association’s Declaration of Helsinki (1996 version); (f) its Standard Operating Procedures (“SOPs”); (g) any authorisation for the Study issued by a Local Regulator; and (h) the terms and conditions of the favourable opinion of the relevant ethics committee for the Study.

5.3.	Consultant represents and warrants that: (a) it has the requisite facilities, equipment, and personnel with the requisite training, expertise, qualification, experience and skill, to render the Services, and Consultant shall render the Services, in a timely, competent, and efficient manner in accordance with this Agreement; (b) it will devote itsgood faith effortsto accurately and efficiently perform the Servicesrequired under this Agreement; and (c) it is not a party to a contract and will not enter into any contract, that would prevent it from fulfilling its obligations or materially interfere with the rights of the Client under this Agreement.

6.	FEES AND PASS THROUGH COSTS

6.1.	The Consultant shall deliver to the Client an invoice for payment of the Fees and Pass Through Costs at the times set out in an Appendix and as otherwise expressly agreed in writing by the parties. All references to dollars or money shall be read as being in Australian Dollars unless otherwise stated. Where the Client reasonably requests, the Consultant shall provide to the Client explanationsor further information regarding any invoice delivered by the Consultant.

6.2.	The Client shall pay to the Consultant all amounts properly due and undisputed in the manner and at the times set out in an Appendix and as otherwise expressly agreed in writing by the parties. If the due date for payment of any amountsis not set out in an Appendix or otherwise agreed by the parties, the Client shall pay the amounts properly due and undisputed in respect of any validly presented invoice within 30 days of the date of receipt by the Client of the Consultant’sinvoice for those amounts. For invoices where costs are being passed through directly from third party vendors (including investigator sites), the Client shall pay the amounts properly due and undisputed in respect of any validly presented invoice within 14 days of the date of receipt by the Client of the Consultant’s invoice for those amounts. When making a payment, the Client must quote relevant reference numbers and the invoice number.

6.3.	Within 30 days or 14 days (whichever is applicable), of the date of receipt by the Client of an invoice from the Consultant, the Client shall notify the Consultant of any genuinely disputed amount and the reasons for the dispute. If no dispute is raised by the Client to the Consultant in relation to an invoice, the invoice is deemed to be undisputed.

6.4.	The Client shall pay all disputed amounts in respect of any invoice within 30 days or 14 days (whichever is applicable), of the dispute being resolved by the parties.

6.5.	The Client shall pay all amounts properly due and undisputed under this Agreement in full without any set-off, counterclaim, deduction or withholding (other than any deduction or withholding of tax as required by law).

6.6.	Where Client fails to pay any part of an undisputed invoice within the agreed period, an additional administrative charge of 2% per month of the undisputed value of an invoice will be invoiced to the Client by the Consultant until such time as payment is made and the Consultant may suspend provision of the Services until payment of the overdue amount payable is received by the Consultant in cleared funds.

6.7.	The parties agree that the Fees and Pass Through Costs, including both unit based and additional Pass Through Costs not contained in unit prices, as set forth in Appendices to this Agreement are reasonable and at fair market value and shall not take into account the volume or value of any referrals, purchases or business otherwise generated by Consultant.

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7.	GST

7.1.	“GST’’ means any goods and services tax payable under the A New Tax System (Goods and Services Act 1999 Commonwealth), consumption tax, value added tax or like tax.

7.2.	The Client acknowledges that all Fees and Pass Through Costs are stated exclusive of any GST or any other taxes that may be applicable under law and therefore, the Consultant shall be entitled to add on GST and other applicable taxes.

7.3.	If GST is payable by the Consultant on any Fees and Pass Through Costs, the Client must pay to the Consultant the amount equal to the GST payable in addition to the amount of the Fees and Pass Through Costs as set out in the invoices.

8.	TERMINATION

8.1.	This Agreement and any Appendix may be terminated:

8.1.1.	by the Consultant immediately by written notice to the Client if the Client fails to supply the lnvestigational Product as required for the performance of a Study;

8.1.2.	by either party immediately by written notice to the other party if the other party isdeclared bankrupt, has an administrator, receiver or receiver/manager or a liquidator is appointed to it, or enters into a deed of arrangement or an order is made for it to be wound up, or the other party would be presumed to be insolvent by a court in any of the circumstances referred to in the Corporations Act 2001 (cth) or equivalent applicable law;

8.1.3.	by the Consultant immediately by written notice to the Client where the Consultant is acting as a local Sponsor on behalf of the Client and the Consultant can no longer fulfil that role for any reason including, but not limited to, legal, moral or ethical reasons;

8.1.4.	by the Consultant immediately by written notice to the Client if any of the undisputed Fees or Pass Through Costs remain unpaid for a period of more than 30 days after the due date for payment, provided that Consultant has given Client no less than 15 days written notice of such intention to terminate and Client has the opportunity to make such undisputed payment by the end of such 15 day period to avoid termination;

8.1.5.	by either party immediately by written notice to the other party where the other party has materially breached this Agreement or an Appendix and where the other party has failed to remedy that breach within 30 days of the date of service of a written notice from the first party specifying the breach and requiring that it be remedied;

8.1.6.	by either party immediately by written notice to the other party where the other party has materially breached this Agreement or an Appendix and that breach is incapable of remedy; and

8.1.7.	by either party in accordance with Section 17.

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8.2.	The expiry or termination of one Appendix does not terminate another Appendix or this Agreement. The early termination of this Agreement terminates all Appendices. Despite the expiry of the Term of this Agreement, the Agreement is deemed to continue and apply to any outstanding Appendices until the expiry or earlier termination of that Appendix.

8.3.	In event of termination of this Agreement (and all Appendices) or any Appendix by either party, Client shall pay undisputed amounts owed to Consultant in relation to this Agreement (and all Appendices) or the Appendix, as relevant, through to the date of termination including amounts reasonably incurred by the Consultant for all future non-cancellable obligations provided however Consultant shall use it best efforts in winding down the Services to minimize any costs and to minimize incurring additional Fees and Pass-Through Costs.

8.4.	Upon receipt of any notice of termination hereunder, Consultant shall limit its work to that which is necessary to orderly close out a Study and comply with Laws, and shall use commercially reasonable efforts to conclude or transfer any Study as instructed by Client as soon as practicable and in accordance with Laws and the Client shall pay the Consultant all reasonable costs incurred by the Consultant in relation to the closing out a Study or transferring a Study.

8.5.	Upon the request of Client during the Term and in any event upon termination or the expiration of the Term, Consultant shall return all documents, information, research, clinical data, the Data, equipment, Investigational Product or other material received from Client or arising from the Services and a Study, including any and all derivations thereof and improvements thereto, and copies thereof in whatever form (including electronic form, in which case such copiesshall be destroyed by Consultant), subject only to Consultant’s obligations under Section 13.

8.6.	In the event of termination or the expiration of this Agreement or an Appendix, Sections 10.1 and 10.2 shall survive for a period of five years from the date of termination or expiration of this Agreement or the Appendix, and Sections 6, 8.2, 8.3, 8.4, 8.5, 8.6, 10.3, 10.4, 10.5, 10.6, 10.7, 10.8, 11, 12.2, 12.3, 12.4, 12.5, 13, 188, and 19 shall survive and the parties shall remain bound by such Sections in relation to their rights and obligationsunder this Agreement or the Appendix as relevant. Expiration or termination will not affect the parties’ rights and obligations accrued as of the date of such expiration or termination, or preclude a party from obtaining any remedy or seeking any damages or equitable relief to which it may be entitled as a result of any breach.

9.	RELATIONSHIP AND LIMITED AUTHORITY

9.1.	The Consultant shall not have, nor shall it represent itself as having any authority to commit the Client or its affiliates by negotiation or otherwise to any contract, agreement or other legal commitments in the name of or binding the Client or its affiliates or to pledge or extend credit in the name of the Client or its affiliates. The Consultant shall perform the Services as an independent contractor and not as employee, agent, joint venture or partner of the Client or its affiliates.

9.2.	Subject to the provisions of clause 5.1, it is agreed that at all times, the Client, and not the Consultant, is the sponsor of all Studiescarried out pursuant to this Agreement and that the Client (or its designee), and not the Consultant, is the sole owner of the Investigational Products and any and all data, regulatory submissions and approvals related to the Investigational Products administered and used in any such Studies.

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10.	CONFIDENTIALITY, DATA PRIVACY AND PUBLICATION

10.1.	The terms and conditions of this Agreement and any Appendicesshall be considered the Confidential Information of Client. Consultant shall not make any disclosure regarding the terms and conditions of this Agreement and any Appendices to any third party (except to its legal and financial advisors, provided such individuals are bound by obligations of confidentiality substantially similar to those set forth herein) without the prior written consent of Client.

10.2.	Consultant’s work with Client will involve access to business information and technical and other data that Client considers proprietary and therefore of a confidential nature. All such information or data in whatever form including all copies and derivations thereof or improvements thereto (“Confidential Information”) shall be the sole property of Client and shall be treated by Consultant as confidential in character and of a proprietary nature. Consultant shall not disclose Confidential Information to third parties other than its employees and subcontractors on a need to know basis or use Confidential Information for Consultant’s own benefit at any time, without Client’s prior written consent. Consultant shall use Confidential Information for the sole purpose of carrying out Services under this Agreement. Client’s Confidential Information shall also include, without limitation, the Dato; information regarding Client’s business; the Client’s Intellectual Property Rights; the Client’s drug products and proposed drug products; current or proposed studies on Client’s products, any research and resultsof studies on Client’s drug products; and analyses, reports and decisions resulting from clinical trials or studies on Client’s drug products. For the avoidance of doubt, references herein to drug products include lnvestigotionol Products and references herein to studiesinclude any Study.

10.3.	Any and all clinical data, information and materials arising from or related to a Study and the performance of the Services or a Study in whatever form (including all copies and derivations thereof or improvements thereto) (“Data”) is the sole property of Client, and the Consultant hereby assigns all rights, title and interest in the Data to the Client upon its creation. Upon the request of Client or within sixty (60) days of conclusion of a Study, or upon the termination or expiration of this Agreement, the Consultant shall provide the Doto and all copies thereof to the Client and shall destroy any electronic versions thereof, subject only to Consultant’s obligations under Section 13.

10.4.	Consultant will maintain the confidentiality of and not disclose any Study Subject’s Doto collected during a Study and will protect the privacy of the Study Subjects, all in accordance with the Laws, unless such disclosure is required by the Laws. The Consultant shall only collect, use, store, transfer, delete, disclose or otherwise process a Study Subject’s personal information or personal data collected under a Study in accordance with the instructions of the Client and as reasonably required in connection with the performance of the Services.

10.5	Sections 10.1, 10.2 and 10.4 do not apply to Confidential Information or Data which:

10.5.1.	is in or becomes part of the public domain other than through breach of this Agreement or on obligation of confidence owed to the Client;

10.5.2.	the Consultant can prove by contemporaneous written documentation was already known to it at the time of disclosure by the Client (unless that knowledge arose from disclosure of information in breach of on obligation of confidence);

10.5.3.	the Consultant acquires from a source other than the Client, its Affiliates or any employees, agents, officers, directors, auditors, advisers, partners, consultants, licensees, sublicensees, joint venturers or subcontractors of the Client or its Affiliates where that source is entitled to disclose it; or

10.5.4.

isindependently developed by any employee, agent, officer, director, auditor, adviser, partner, consultant, licensee, sublicensee, joint venturer or subcontractor of the Consultant who hod no access to the Confidential Information and where the independent development con be proven by contemporaneous written documentation.

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10.6.	Client may inspect and copy Study Subjects’ medical records that might also include information not directly connected to a Study provided such information will remain confidential and will not be used for any purpose other than the confirmation of the Study Data. Consultant shall and shall use its best endeavours to ensure that the Investigators shall not include names or personal identifiers that could lead to the identification of the Study Subjects in any release of data, reports, or publications related to a Study.

10.7.	The Consultant shall have no publication rights whatsoever relating or arising from a Study or the Services performed under this Agreement, including without limitation, with respect to any Data or other Confidential Information.

10.8.	Within thirty (30) days after termination or expiration of this Agreement, Consultant shall return to Client any document or other data carrier containing Client Confidential Information and Data including copies and shall destroy any electronic versions thereof, with the exception of those documents or other data that Consultant is entitled to or required to maintain in accordance with any Laws.

11.	INTELLECTUAL PROPERTY RIGHTS

11.1.	The parties acknowledge that any Intellectual Property Rights developed, owned or licensed by a party prior to the effective date of an Appendix shall remain the property of that party.

11.2.	The Client hereby grants to the Consultant until termination or expiry of this Agreement a royalty-free non-exclusive, non-transferable licence to use those parts of the Intellectual Property Rights owned or controlled by the Client which are wholly and necessarily required by the Consultant solely for the purpose of the provision of Services under this Agreement or an Appendix.

11.3.	Subject to the Client complying with clause 6, all Intellectual Property Rights made, originated, developed, created or produced pursuant to the provision of the Services under this Agreement, shall belong to and vest automatically upon creation in the Client (“Client Intellectual Property Rights”).

11.4.	To the extent the Consultant, its employees or its subcontractors acquire any rights to the Client Intellectual Property Rights under this Agreement, the Consultant shall, and shall procure that its employees and its subcontractors shall, at the Client’s expense, immediately take all necessary steps to assign or procure the assignment of all right, title and interest in the Client Intellectual Property Rightsand deliver these to the Client together with all rights of action and remedies in relation to those infringements. The Client acknowledges that the assignment shall not restrict the Consultant from using the skill, know-how and expertise acquired in the performance of the Services for the purposes of providing similar services to any other client.

11.5.	The Client acknowledges that the Consultant possesses certain inventions, processes, technology, know-how, trade secrets, improvements, other Intellectual Property Rights and other assets including those related to composition of matter, data collection, data management processes, laboratory analyses, analytical methods, procedures and techniques, computer technical expertise and software (including codes) which have been independently developed without the benefit of any information provided by the Client (“Consultant Property”) and all Consultant Property isthe property of the Consultant and the Client hasno right, title or interest in that Consultant Property.

11.6.	At the reasonable request and expense of the Client, the Consultant shall, and shall procure that its employees and subcontractors shall, provide all assistance necessary including the execution of documents and the supply of information in order to give effect to clauses 11.3 and 11.4 above.

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12.	WARRANTY, INDEMNITY, LIMITATION ON LIABILITY, AND INSURANCE

12.1.	The Consultant representsand warrants that, to the best of itsknowledge: (a) it and its subcontractors (including Investigators) have not been debarred, disqualified from practice, or banned from conducting clinical trials by any regulatory authority; and (b) it and its subcontractors (including Investigators) have not been convicted under any Laws for misconduct relating to the development or approval of any drug, biologic or medical device; or any application to conduct clinical trials; or any application for marketing approval of a drug, biologic or medical device. As soon as practicable after it becomes aware, Consultant shall notify Client of any debarment, disqualification or ban, or the commencement of any debarment or disqualification proceedings against Consultant or any of its subcontractors (including Investigators) or othersperforming Services hereunder.

12.2.	Subject to Section 12.4, the Client shall indemnify the Consultant (and its officers, directors, employees, consultants and sub-consultants) (together, “Consultant lndemnitees”) against all third party costs, expenses (including legal fees and costs), claims, proceedings, losses or damages including claims made or brought (whether successfully or otherwise) by or on behalf of Study Subjects (including their dependants and children injured in utero through the participation of the child’s mother or father in a Study) for personal injury (including death) to Study Subjects (and children injured in utero through the participation of the child’smother or father in a Study) arising out of or relating to the administratitn and/or or use of an lnvestigational Product or any clinical intervention or procedur provided for or required by a Protocol to which the Study Subjects would not have een exposed but for the participation of the Study Subjects in a Study (“Liabilities”) incurred or suffered by or awarded against a Consultant lndemnitee in connection with this Agreement except to the extent caused by: (a) any negligence, wrongful act, omission, breach of statutory duty of a Consultant lndemnitee; (b) conduct of a Consultant lndemnitee not in accordance with the Protocol; or (c) conduct of a Consultant lndemnitee not in accordance with the terms and conditions of this Agreement and the applicable Appendix, and all applicable Laws (the Liabilities described in paragraphs (a), (b) and (c), “Consultant Liabilities”).

12.3.	Subject to Section 12.4, the Consultant shall indemnify the Client (and its officers, directors, employees, agents, consultants and sub-consultants) (together, “Client lndemnitees”) against all Consultant Liabilities incurred or suffered by or awarded against a Client lndemnitee in connection with this Agreement.

12.4.	The parties shall provide each other with prompt notice of any third party claim that may be subject to indemnification under this Agreement and they shall cooperate with each other in the defence of such claims. Neither party shall be bound by any settlement of any claim unlesssuch party hasprovided itsprior written consent to such settlement, such consent not to be unreasonably withheld.

12.5.	During the Term of this Agreement and for a reasonable time after the Term, where each party remains in operation, the Client and the Consultant shall each maintain insurance necessary to meeting their liability obligationsunder this Agreement, as well as sufficient levels of all legally mandated insurance, including as a minimum, commercial generalliability insurance, clinical trials insurance and professional liability insurance and shall provide each other upon request, copies of the appropriate evidence of currency of such insurance.

13.	RECORDSRETENTION

Consultant shall retain all records, documents, materials and Data related to a Study (“Records”) during the Term hereof and for the longer of: (a) the period of time required by applicable laws and regulations; and (b) five (5) years after the date of expiration or termination of this Agreement. In any event, Consultant shall not destroy any Records without first notifying Client in writing and giving Client the opportunity to retrieve same at its own expense.

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14.	REGULATORY; AUDIT AND INSPECTIONS

14.l.	If any Local Regulator requests access to or the right to inspect and audit the Records or facilities of Consultant or any lnvestigational Site, Consultant shall promptly notify Client and cooperate with Client in any response to such request, including giving the Local Regulator access and the right to inspect and audit such Records, facilities or lnvestigational Site and, at Client’s election where reasonably possible, allowing Client to be present at such inspection and audit. Consultant shall keep Client informed of the progress of any such access, inspection and audit, and provide Client with copies of those documents that are furnished to any Local Regulator in the course of such access, inspection and audit.

14.2.	Consultant shall permit Client or its designee, on reasonable advance notice to Consultant and during regular business hours and under conditions of confidentiality, to examine and audit: (a) all Records and all Data; and (b) Consultant’s facilities (including the facilities of Consultant’s subcontractors) where Services are performed.

14.3.	If pursuant to any access, inspection or audit under this Section 14, any deficiencies are identified and notified to the Consultant in the Services, in any Records, in any Data, or in any facilities where Services are performed, or if any non-compliance with this Agreement is ascertained, the Consultant shall promptly correct such deficiencies or non-compliance at its sole expense.

14.4.	Consultant shall promptly provide Client with copies of all written communications with Local Regulators relating to the Services or a Study and with summaries of all oral communications with Local Regulators relating to the Services or a Study. Consultant shall provide Client with any proposed response to any communication from a Local Regulator relating to the Services or a Study, shall take into account Client’scomments with respect thereto, and shall provide Client with a copy of the final response.

15.	ASSIGNMENT

No party may assign its obligations or rights under this Agreement without the prior written consent of the other party except where the assignment is to an Affiliate of the assigning party or to an assignee of all or substantially all of that assigning party’s business (or the portion to which this Agreement relates). The assigning party will promptly give notice of such assignment in writing to the other party and the assigning party will remain liable for all of its obligations contained in this Agreement up to and including date of assignment.

16.	NOTICES

16.l.	Any notice, approval, consent or other communication in connection with this Agreement must be in writing, and either hand-delivered, email attachment or sent by express air courier service to the addressee set forth below:

If to Consultant: Clinical Network Services (CNS) Pty Ltd Attention: Russell Neal

Managing Director

Level 2, 38l MacArthur Ave HAMILTON,

QLD 4007

Australia

Tel: +61(0)73719 6000

Email: russell.neal@clinical.net.au

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If to Client: InCannex Pty Ltd

Attention: Mr Glenn Fowles

PO Box 324, Collins Street West,

Melbourne,

VIC 8007,

Australia

Tel: [***]

Email: [***]

16.2.	The address of a party may be changed by a party on written notice to the other party.

16.3.	Any notice, approval, consent or other communication made shall be deemed to have been received upon delivery in the event of hand delivery or delivery by air courier. In the case of notice by email attachment, delivery shall be deemed effective upon receipt by the sender of confirmed answer-back by the recipient. All noticesshall be given by one party to the other party in the English language and must be signed by an authorised officer of the party giving the notice, or (on its behalf} by any solicitor, director, secretary or authorised agent of that party.

17.	FORCE MAJEURE

17.1.	If any party is unable to carry out itsobligationsunder this Agreement by reason of any act of God. strike, lockout, or other industrial disturbance, act of public enemy, war, blockade, public riot, lightning, fire, storm, flood, earthquake, explosion, governmental restraint, or any other event whether of the kind specifically enumerated above or otherwise which is not reasonably within the control of a party relying on that event (“Force Majeure Event”), that party must give the other party prompt written notice of the Force Majeure Event with reasonably full particulars concerning it.

17.2.	After a party has given notice of a Force Majeure Event, the obligations of that party, so far as they are affected by the Force Majeure Event, are suspended during the continuance of the Force Majeure Event and neither party is liable for any delay or failure to perform its obligationsunder this Agreement if the delay or failure is due to a Force Majeure Event.

17.3.	As soon as practicable following such notification, the parties will consult with each other in good faith and use all reasonable endeavours to agree appropriate terms to mitigate the effects of the Force Majeure Event and facilitate the continued performance of the Agreement. An affected party must use itsbest efforts to remove the Force Majeure Event as quickly as possible.

17.4.	If a delay or failure by a party to perform its obligations due to Force Majeure Event exceeds 30 days, either party may immediately terminate this Agreement on providing notice in writing to the other party.

18.	APPLICABLE LAW AND JURISDICTION

18.1.	This Agreement and the transactionscontemplated by it are governed by the lawsof Queensland, Australia and the parties hereby submit to the non-exclusive jurisdiction of the courtsin Queensland, Australia.

19.	MISCELLANEOUS

19.1.	Exercise of Rights: A party to this Agreement may exercise a right, power or remedy at its discretion and separately or concurrently with another right. power or remedy. A single or partial exercise of a right, power or remedy of a party does not prevent a further exercise of that or of any other right, power or remedy. Failure by a party to exercise or delay in exercise a right, power or remedy does not prevent its exercise.

19.2.	Publicity: Consultant shall not use Client’s name publicly or in connection with any publication without Client’s prior written consent, nor shall Consultant make any public announcements concerning this Agreement or any Study.

InCannex & CNS MCA & App 1	25 June 2020	Page 11 of 29

19.3.	Waiver: A provision of or right created by this Agreement may not be waived except in writing signed by the party granting the waiver.

19.4.	Approvals and Consent: A party to this Agreement may give conditionally or unconditionally or withhold its approval or consent in its absolute discretion unless this Agreement expressly provides otherwise.

19.5.	Remedies Cumulative: The rights, powers and remedies provided under this Agreement are cumulative with and not exclusive of the rights, powers or remedies provided by law or in equity independently of this Agreement.

19.6.	Further Assurances: Each party to this Agreement agrees at its own expense, on the request of the other party, to do everything reasonably necessary to give effect to the Agreement and the transactions contemplated by it (including the execution of documents) and to use all reasonable endeavours to cause relevant third parties to do otherwise.

19.7.	Severability: Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable laws and regulations, but if any provision of this Agreement is held to be prohibited by or invalid under applicable laws or regulations, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. In the event of such invalidity, the parties shall endeavour in good faith to agree on an alternative enforceable provision that preserves the original purpose of this Agreement.

19.8.	Entire Agreement: This Agreement and the Appendices attached hereto [i.e., the Appendix(s) and SOW(s)) constitute and contain the complete, final and exclusive understanding and agreement of the parties, and cancel and supersede any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, between them respecting the subject matter hereof.

19.9.	Counterparts: This Agreement may be signed and delivered in two or more counterparts each of which shall be deemed an original but all of which together will constitute one and the same instrument and may be signed and delivered through the use of facsimile.

[SIGNATURES APPEAR ON NEXT PAGE]

InCannex & CNS MCA & App 1	25 June 2020	Page 12 of 29

This Master Consulting Agreement is EXECUTED as an agreement.

EXECUTED by an authorised signatory of InCannex Pty Ltd

/s/ Joel Latham
Signature of Company Signatory

Joel Latham
Name of Company Signatory

Managing Director
Title of Company Signatory

29.6.20
Date

EXECUTED by an authorised signatory of CLINICAL NETWORK SERVICES (CNS) PTY LTD

/s/ Russell Neal

Russell Neal
Name of Company Signatory

Managing Director
Title of Company Signatory

InCannex & CNS MCA & App 1	25 June 2020	Page 13 of 29

APPENDIX 1

1	INTRODUCTION

THIS Appendix l to MCA (25 June 2020), by and between InCannex Pty Ltd and Clinical Network Services (CNS) Pty Ltd, is made effective on 25 June 2020 and has been developed based upon Protocol synopsis entitled:

A randomised crossover study in Subjects with suspected or diagnosed mild to moderate Obstructive Sleep Apnoea (OSA).

2	PROJECT ASSUMPTIONS AND SCOPE OF WORK

General

l)	The study will be conducted in strict accordance with the Protocol, the quality practices as detailed in ICH GCP, and Australian regulations detailed in its document “Integrated Addendum to ICH E6(Rl ): Guideline for Good Clinical Practice ICH E6(R2) - Annotated with Therapeutic Goods Administration (TGA) comments as below, 25 June 2018”, the DIA TMFReference Model as well as the current Declaration of Helsinki, collectively referred to hereafter as “GCP standards”.

2)	CNSwill archive their own records for a period determined by GCPstandards and/or local Australian regulations as applicable. All other original files and records including a GCP standard electronic Trial Master File (eTMF) will be returned to InCannex at the conclusion of the study. The TMF will contain completed sections for which CNS are directly responsible. Vendors and sites that are not managed by CNS may not be included unless otherwise agreed upon by InCannex and N CNS.

3)	CNS willutilise SureClinical as the cloud-based eTMFfor this study, as they are FDA Part 11 and European Commission Annex 11 compliant. SureClinical will enable lnCannex to securely acquire, view, share and manage clinical trial electronic content in the trial master files including those from other vendors, as well as, those related to the site. SureClinical ensures that study documents, medical images and eRecords are always available to all stakeholders, even when offline. CNS will be responsible for ensuring that the Investigator and/or study coordinator maintainsand updatesthe regulatory files at the site. At each interim monitoring visit and close-out visit the site file will be reviewed for consistency with the eTMF maintained by CNS.

4)	CNS will ensure all required documents and records are included in the TMF throughout the study and will provide a final review for completeness at the conclusion of the study. The complete TMF, inclusive of final CRFdata and statistical outputson digital media is the final deliverable in thisproject.

5)	CNSuses Oracle Siebel®Clinical Trial Management System (CTMS) and can either provide direct access for lnCannex to the reportsmodule of thissystem, or forward reports to your team for review on a regular basis (e.g. along with the agenda of the regular team calls).Oracle Siebel®provides visibility and access to: site start up status, site contractsand budgets, ethics committee submissions and approvals, patient enrolment, monitoring visit reports, frequently asked questions, protocol deviations, accessible reports that can be sent to lnCannex weekly and ad hoc and tracks timelines and key project deliverables.

Lead-In and Operational Project Kick-off

6)	CNSwill appropriately resource the Project Team according to servicesrequired, led by a PM. Upon contract award, the CNS PM will immediately arrange a kick-off call with InCannex’s PM to review the scope and timelines and identify any areas for clarification.

7)	Clinical and Biometrics activities will need to commence once the contract is signed and therefore an operationally focussed project kick-off meeting will be held with all relevant members of the Project Team and InCannex. At this meeting, the CNS PM will lead discussion to provide all team members with an understanding of the trial aims, timelines and expectations of all deliverables to InCannex.

InCannex & CNS MCA & App 1	25 June 2020	Page 14 of 29

8)	The Project Team will include a Clinical Research Associate (CRA), Data Manager, Biostatistician, Medical Writer, Medical Monitor and a Project Administrator (PA).

9)	Project Team members will review and familiarise themselves with the relevant project materialsas soon asrequired dutiesdictate. The PM will manage interaction of the required Project Team members with lnCannex throughout the project.

Investigator Brochure (1B) Development

10)	InCannex will provide CNSwith an ICH-GCP compliant Investigator’s Brochure.

Protocol Development

11)	InCannex will provide CNSwith an ICH-GCP compliant Study Protocol.

Site Identification and Selection

12)	InCannex will identify an lnvestigational Site to perform the proposed study. It is assumed that lnCannex have performed appropriate assessments of the site’s suitability and capabilities to conduct thisstudy. Whilst not included in this Appendix, CNScan perform a Site Selection Visit (SSV) upon request.

Clinical Services

13)	Following confirmation of the site and finalisation of the protocol, CNS initiate Data Management activities (See below).

14)	lnCannex will assist lnvestigational Site with preparation of submission packages to their Human Research Ethics Committee (HREC) including the development and approval of compliant PIC/F and any other patient materials, including all patient assessment materials, advertising etc. It is assumed that a diary card isnot applicable to thisstudy but should one be utilised, lnCannex will advise CNSso suitable solutionsmay be discussed and added to future iterationsof this Appendix.

15)	lnCannex will co-ordinate and manage the Clinical Trial Research Agreement (CTRA) with lnvestigational Site including paymentsto lnvestigational Site.

16)	An Investigator Meeting is not considered necessary for thisstudy and isnot included in this Appendix.

17)	CNS will collect necessary regulatory documents and will establish and maintain applicable filing systems in compliance with GCP standards.

18)	Following receipt of HREC approval and acknowledgement of the clinical trial notification (CTN) from the TGA, CNS will perform a Site Initiation Visit [SIV) to prepare for commencement of the study and will review final logistical considerations, lnvestigational Product (IP), Protocol, CRF training, SAE reporting and GCP training. CNS PM may accompany the CRA for thisvisit to ensure all final logistical mattersare reviewed, however, these costs are not included in the Appendix at this time.

19)	A total of eleven (11) days monitoring has been calculated as required to monitor/ source data verify (SDV) 100% subject CRFs against 100% of data points as well as an appropriate regime to ensure timely review of data, minimisation of data cleaning bottlenecks and identify issues/resolution during the study.

a.	A 3-day monitoring visit every three weeks’ during the course of the study (3 visits)

b.	A 2-day monitoring visit following last subject last visit to complete all data queries in preparation for database lock

InCannex & CNS MCA & App 1	25 June 2020	Page 15 of 29

c.	This plan would result in six (6) monitoring visit reportsbeing generated

d.	The final monitoring visit schedule will be agreed with lnCannex and documented in the study Project Management Plan.

20)	At every visit, the CNS CRA will perform the following tasks:

e.	Meet with key site staff to discuss the progress of the study;

f.	Identify any unreported SAEs and implement appropriate reporting tasks;

g.	Assess study conduct and data recording compliance against the current approved protocol and log all protocol deviations;

h.	Review CRF data against Source Data for l 00% of data points and informed consent for l 00% of Participants;

i.	Screen failures will not be reviewed other than consent and reason for failure;

j.	Review IP storage and accountability

k.	Ensure currency of Investigator oversight of the study, site contracted vendors and site study team

I.	Review the Investigator Site File for completeness and collect any updated documents, and;

m.	Document and seek corrective action for all discrepancies and findings.

21)	CNSwill perform a study closure site visit of 1-day (8 hour) duration upon advice from Data Management that the study database is locked. This ensures completion of all GCP standard required activities and archiving of associated documentation.

22)	CNS will prepare a visit report, and following internal review, each final report will be submitted to lnCannex within fifteen (15) working days of the last day of site visit.

23)	Any visitsof any type required in addition to this will be charged on a “fee for service” basis following written approval from lnCannex.

24)	CNS will perform in-house site management activities as required throughout the study, including:

a.	Tracking screening and enrolment

b.	eCRF completion guidance

c.	Resolution of eData Queries

d.	CTMS management

e.	eTMF Maintenance

Regulatory

25)	lnCannex will act as the local Sponsor in Australia for the active period of the study. As local Sponsor lnCannex will act as required under regulatory authority rules of the TGA and will be responsible for the following:

a.	Review of product labelling to ensure local compliance of all inner and outer product packaging.

b.	lnCannex will maintain suitable study insurance compliant with country requirements and will have CNS as additionally insured.

c.	Complete/sign necessary regulatory submission documents.

d.	Complete/sign and maintain study indemnification.

e.	Report any SAEs that are determined to be unexpected and related to the IP (or comparators), termed SUSARs, to the local regulatory authority.

InCannex & CNS MCA & App 1	25 June 2020	Page 16 of 29

26)	In Australia, the protocol will be submitted for regulatory acknowledgement only via the Australian CTN scheme.

27)	CNS SOPs will be used in the conduct of all activities performed by CNS unless otherwise requested by lnCannex and following training of applicable CNS staff by lnCannex on lnCannex SOPs. The CNS PM will ensure currency of training in applicable SOPs is maintained throughout the project.

28)	lnCannex will be responsible for registering the study on a Clinical Trial Register in accordance with local regulations.

29)	CNS will monitor investigators responsibilities for the Periodic Safety and Annual Reporting requirements to their applicable HREC and will support the site in their preparations in meeting such requirements. CNS will obtain relevant Safety Information from lnCannex in order to comply with HREC and Regulatory Authority requirements for ongoing and study completion advice.

Safety Laboratory

30)	It is assumed lnvestigational Site will contract and manage their preferred pathology laboratory to provide safety pathology testing required per protocol. The lnvestigational Site’s Pl will be responsible for their preferred laboratory, which in turn will be responsible for appropriate sample labelling according to local practices.

31)	CNS will review accreditation of the preferred laboratory during study start up, collect relevant accreditation and normal range documentation during the essential document collection process after site selection, confirming correct filing in the TMF and Investigator Site File at the SIV.

32)	CNS will check to ensure currency of all laboratory documentation during monitoring visits and collect updated documents as available.

33)	CNS will review laboratory sampleshandling and co-ordination throughout the study.

34)	CNS Data Manager will establish a Laboratory Data Transfer Agreement (LDTA) with the responsible laboratory for transfer and upload of the safety lab data into CNS systems. Following a test run, data will be transferred to CNS as per the agreed frequency in the LDTA considering protocol specific requirementsincluding dose escalation data package compilation and data review requirements.

35)	Upon request, CNScan be responsible for the sourcing, contracting and management of the safety laboratory. Updated scope and costs will be provided in further versions of this Appendix.

Bioanalytical

36)	Selected Bioanalytical Laboratory will provide Bioanalytical services. lnCannex will directly contract and manage the Bioanalytical Vendor and will ensure that lnvestigational Site receive appropriate manuals and instructions for both processing and shipments prior to the study enrolment.

37)	Following analysis, Selected Bioanalytical Laboratory will report raw data to the CNS Data Management team for inclusion in the study database for further analysis as required.

38)	CNSBiometrics’ team will establish required Data Transfer Agreements with the laboratory as necessary.

lnvestigational Product (IP) Management

39)	lnCannex will be fully responsible for the packaging and labelling of IMP.

40)	lnCannex will prepare a Pharmacy Manual and CNS willperform local review and make comment as necessary.

41)	InCannex will manage shipment of IPdirectly to Investigational Site.

42)	CNSwill assist in the co-ordination of return of used/unused IPto InCannex per InCannex’s requirements.

InCannex & CNS MCA & App 1	25 June 2020	Page 17 of 29

Safety Management

43)	A Safety Monitoring Committee (SMC) is not considered necessary for this study.

Medical Monitoring

44)	CNS be responsible for local Medical Monitoring (MM) via a qualified, experienced medically licensed Doctor. CNS MM will join the initial team kick-off meeting with the PM and lnCannex team to confirm service expectations and timeline

45)	The MM will be available 24/7 over the period of participant recruitment, treatment and follow up for medical support of the study inclusive of medical review of:

a.	Inclusion/exclusion queries from site

b.	Planned protocol deviations

c.	Safety issues arising in the study

d.	SAE reports and related narrative preparation, as required

e.	The final study safety database

46)	After protocol finalisation and prior to the first SIV, a MM Kick Off Meeting will be arranged between the CNS MM and lnCannex Medical Officer to confirm expectations of the local MMsupport required throughout the study. At thismeeting a schedule of further meetings, status reports or other contact requirements will be agreed. Thereafter, the MM and lnCannex Medical Officer will maintain contact as required for management of any safety matters as they arise in the study.

47)	During the study start-up, the MM will be given access and training to the study databases EDC and Laboratory to ensure the MM can provide review of all safety data in real time and with available context data for the subjects.

48)	The CNS MM will perform a review of medical coded terms during the study. The MM can provide a final medical coding review on behalf of lnCannex prior to database lock if requested: however, this has not been included at this time.

49)	MM time has been costed as follows:

●	Unit cost for familiarisation, Kick Off Meeting, protocol review and CSR review/input.

●	A fixed retainer of five (5) hours each month during the 24/7 availability periods of the study. If greater than 5 hoursisrequired in a given month, CNS will bill hours as incurred (Timesheet costs) with the agreement of lnCannex.

●	Hours as incurred each month during the 24/7 availability periods of the study.

Project Management

50)	Overall project management willbe provided by CNS PM noting that as lnCannex will be responsible for start-up activities related to site selection, HREC approvals and CTN submissions, initial CNS PM role will be limited to regular communication and development of the eCRF and other Biometrics functions.

51)	CNS’s PM will maintain regular communications with lnCannex as required by telephone and email. Key activitiesperformed by the CNSPM include:

a.	Review and management of CNS budget and project resourcing.

b.	Adherence to Project Timelines.

c.	Provide overall Project Team leadership and liaise with InCannex Project Team on a regular basis.

InCannex & CNS MCA & App 1	25 June 2020	Page 18 of 29

d.	Ensure frequent and effective communication within the CNS Project Team, with lnCannex Project Team and with lnvestigational Site.

e.	Participation in all teleconferences with lnCannex and lead internal meetings throughout the course of the project.

f.	Maintain written documentation of all project correspondence including regular sponsor meetings.

g.	Collate and review IP Release Packages.

h.	Develop the overall Project Management Plan, Safety Plan, Review of Pharmacy Manual. CNS assumes that lnCannex will review and comment on final version of each and have costed for one round of review only. Project specific documents are developed asan adjunct to CNSSOP’s.

i.	Manage prompt resolution of identified problemswith appropriate team members, including timely issue escalation to lnCannex. PM will identify potential problems/issues and provide lnCannex with recommended solutions on a proactive basis.

j.	Identification of areas of project risk, mitigation and escalation as required in conjunction with the project team.

k.	Ensure that proper SOPs are followed and that trial documentation is consistent, complete, and correct.

I.	Provide review of all key documents/deliverables in the trial for e.g. the eCRF, Data Management Plan, Randomisation Plan, Statistical Analysis Plan and CSR.

m.	Training of new CNSstaff and ongoing training for CNS team where contracted.

52)	Teleconferences will be held between lnCannex and CNSProject Team. Teleconferences are estimated to be of one-hour duration and held weekly throughout the stud. Agenda and minutes will be prepared by CNSPM and circulated.

53)	Additional meetings may be requested by lnCannex either face to face or by telephone. These meetings will be invoiced at timesheet costs {hours as incurred) for required attendees with prior approval of lnCannex.

54)	Formal status reports may also be provided upon reques1 but are not included in this Appendix as it is anticipated that regular teleconferences and other communication will suffice

Data Management

55)	It has been assumed Medidata Rave will be the EDC platform for thisstudy.

56)	Data Management will be provided by CNS’sData Management team based in Australia. CNS Data Manager will join the initial team kick-off meeting with the PM and lnCannex team to confirm service expectations and timelines. In addition, the Data Manager will work with the PM and lnCannex team to clarify lnCannex’s requirements in terms of CRF/Database specifications and expectations with respect to lnCannex team’s involvement in the Data Management process.

InCannex & CNS MCA & App 1	25 June 2020	Page 19 of 29

57)	It has been assumed that a subject diary isnot required. However, should one be required, CNS can support ePRO/eDiary allowsfor the safe and secure collection of patient reported outcomes and Electronic Clinical outcome assessments (eCOA) data directly from patients through multiple platforms using handheld devices such as tablets, smart phones etc. This service is not included in this Appendix but may be included upon request.

58)	For studies with a substantial number of sites and patients, online randomisation and trial supply management is a seriousoption that needs to be considered, i.e. the benefits may outweigh your direct and indirect costs, and risks. For studies with a few sites and low number of patients, manual randomisation and supply management usually is more cost effective at acceptable risk.

59)	CNS deploys a library of CRF pages with variables (questions) and code lists (optional answers) being compliant with CDASH (CDISC) conventions including variables and code lists required or expected by regulators like the FDA. The regulatory requirements concerning variables and code lists that need to be collected influence the number of unique pages and edit checks. CNS strongly recommends using these CDASH compliant CRF pages unchanged as SDTM compliant datasets will need to be submitted to the regulators.

60)	eCRF/DB costs are based on CNS using its library of CDASH compliant CRFs for assessments except for those assessments that are unique to the protocol and not in the CRF library. Deviating from the standard CRFs might incur costs. At the time of this Appendix, CNS has assumed 200 CRF pages and 400 edit checks. These estimates will be updated upon finalisation of the protocol.

61)	lnCannex will be involved in reviewing the CRF/Database; following a CRF screen review session with client the database will be updated and the annotated CRF presented to lnCannex for sign off thus confirming the specifications of the CRF/Database. Further changes after client sign-off of the annotated CRF will incur costs for implementing and testing the additional changes. If so, a new annotated CRF will be presented for sign-off to client prior to Go Live of the CRF/Database.

62)	A Data Management Plan (DMP) will be developed in compliance will Good Data Management Practices (GDMP), updated as required and forwarded to lnCannex for review. This document will determine all Data Management activities. In addition, a Data Review Plan will be developed addressing data consistency checks that cannot be addressed via edit checks.

63)	CNS will work closely with Medidata Rave and lnvestigational Site in the design of an electronic, online CRF/Database (eCRF/DB), inclusive of edit checks.

64)	User Acceptance Testing (UAT) will be undertaken of the final draft eCRF in order to test and confirm expected performance of the system prior to finalisation and being released as final. Any issues found will be rectified prior to eCRF release. There will be no additional charges for required/requested additional screens or checks prior to launch of eCRF (release for use).

65)	This database will be maintained by CNS until the PM confirms that the database can be decommissioned after submission of the second version of the tables, figures and listings (TFLs), unless agreed otherwise.

66)	Prior to or around the SIV, all users of the eCRF at the site, at CNS and, if desired, at lnCannex will need to have completed their training in the use of the eCRF system. CNS also provide eCRF Completion Guidelines for use at the site.

67)	Following training, user accounts will be activated for the users at lnvestigational Site, the CNS clinical team, and if desired for lnCannex. Over the course of the study, all eCRF users (site and clinical teams) have access to 24/7 helpdesk support.

68)	All Adverse Events and Medical History medical verbatim terms will be coded using the Medical Dictionary for Regulatory activities (MedDRA). lnCannex will be required to source and hold a (limited) MedDRA licence per MedDRA licensing requirements. Please note CNS is unable to oversee MedDRA licencing on behalf of the client due to MedDRA’s own policy.

69)	Concomitant medications will be coded using WHO Drug Global unless indicated otherwise by lnCannex. lnCannex will be required to hold a WHO Drug Global licence per WHO-Drug Global licensing requirements.

70)	Pathology/Bioanalytical data will be transferred in electronic format directly by the laboratories to CNS or if applicable directly entered into the eCRF by site staff. The Electronic Data Transfer process (EDT) of laboratory data will be described in the LDTA. A separate LDTA will be agreed for each laboratory and each type of laboratory dataset.

InCannex & CNS MCA & App 1	25 June 2020	Page 20 of 29

71)	Should lnCannex determine the need for additional applications and services for the project, for example, an online randomisation system, trial supply management system, or imaging system, CNScan support these. Any additional costs, both professional feesand application services fees, will be provided in further versions of this Appendix.

72)	The costs for review of CRF data and reconciliation of CRF data with third party data (e.g. safety laboratory data, PK data), are based on the available protocol (synopsis) details at the time of contracting and CNS best practices. If changes to the scope and nature of data being collected, the visit-event structure, or other changes that impact the data review time, CNS will contact lnCannex to discuss the cost implications of the budgeted versus the true data review time required.

73)	The cost does not include data exports of the raw data for lnCannex’sperusal.

74)	Edit checks will be programmed in the eCRF. These include missing data, ranges, consistency checksbetween visitsetc. The Data Review Plan will also list all manual queries such as reconciliation of AEs, ConMeds, checking of protocol deviations, etc.

75)	Once all requirements for hard locking the database have been met, the database will be hard-locked and data exported for analysis to the Biostatistics team.

Biostatistics

76)	Biostatistical support to the study will be provided by CNS’s Biostatistics team based in Australia. CNS Biostatistician will join the initial team kick-off meeting with the PM and lnCannex to confirm service expectations and timelines.

77)	A Randomisation Plan and Specifications Document (RPSD) will be prepared and held by the Biostatistician. This RPSD will be approved by the PM and lnCannex before finalisation. Based on the approved Randomisation plan, Randomisation Listswill be prepared for each cohort and issued as appropriate to facilitate randomised subject treatment per protocol, with a copy issued to the TMF. Code break envelopes will be prepared and provided to the Investigator for use in case of emergency.

78)	Following the start of study enrolment, the Biostatistician will develop a draft Statistical Analysis Plan (SAP) to define the statistical analysis as required by the final protocol, which will be sent to lnCannex for review and comment. lnCannex will provide consolidated comments to CNS for incorporation into the final draft.

79)	A final draft version of the SAP will be issued to lnCannex for review to ensure CNS have correctly incorporated lnCannex’s required changes. The SAP will then be finalised immediately prior to any statistical analysisfollowing database lock.It isexpected that only minor changes related to the previous review will be required at this time. Any major changes or amendments required to the final draft SAP, will be invoiced on a timesheet basis.

80)	The SAP will contain appendiceslisting the planned TLFs. Shell/mock TLFs will be created as an adjunct to the SAP and will be sent to lnCannex for separate review and approval.

81)	Any additional changes and subsequent reviews to the SAP and/or TLF shells, and/or any changes to the study that therefore necessitate changes to the SAP and/or TFL shells (e.g. major changes to the protocol after SAP drafting and/or approval) will be subject to timesheet cost invoicing to lnCannex by CNS.

82)	CDISC Submission Package:

a.	CDISC Conversion - SDTM: CNS will prepare a CDISC-compliant SDTM data package that will include: Domain-level SAS® datasets and transport files and the define.mxl file including the supporting annotated case report form {blankcrf.pdf) and the Study Data Reviewer’s Guide {SDRG), as well as the applicable Pinnacle21 validation reports. The final SDTM data package will be sent together with the final TLFpackage.

b.	The SDTM data package will be based on the SDTM Implementation Guide and Coded Terminology versions decided at thestart of the study. If required, the SDTM specifications can be reviewed by the sponsor prior to the start of programming.

InCannex & CNS MCA & App 1	25 June 2020	Page 21 of 29

c.

CDISC Mapping - ADaM: CNS will prepare a CDISC-compliant ADaM data package that will include: Analysis-level SAS® datasets and transport files and the define.mxl file including the supporting Analysis Data Reviewer’s Guide {ADRG), as well as the applicable Pinnacle21 validation reports. The final ADaM data package will be sent together with the final TLF package.

The ADaM data package will be based on the ADaM Implementation Guide and Coded Terminology versions decided at the start of the study. If required, the ADaM specifications can be reviewed by the sponsor prior to the start of programming.

83)	CNS will perform all non-compartmental PK analyses for this study. PK analysis will be performed for the primary compound only/ and two metabolites. All PK analysis will be performed using validated applicable software and provided for inclusion in the CSR.

84)	CNS will perform four (4) PD review of the protocol defined parameters namely:

a.	Polysomnography (PSG)

b.	Epworth Sleepiness Scale.

c.	POMS (Profile of Moods State),

d.	Short-from 36.

85)

All final tabulation and analysis will be conducted using an appropriate, current and validated statistical software package. Draft TLF’s will be provided to CNS Medical Writer and lnCannex for review. Upon receipt of lnCannex comments, the final TLFs will be prepared, and following necessary review by the CNS team, final TLFs will be issued to lnCannex for sign off and acceptance. Major changes to the format/layout from the approved TLF shells will be subject to timesheet cost invoicing to lnCannex by CNS. Additional round of review and/or updates to the TLFs (beyond the 2 provided) will be subject to timesheet cost invoicing to lnCannex by CNS.

86)	The estimated number of derived datasets (CDISC SDTM and ADaM) and Tables, Listings and Figures, to be provided by CNS is as follows:

# CDISC SDTM Datasets	22
# CDISC ADaM Datasets	10
# Unique Tables	20
# Unique Figures	4
# Unique Listings	26
# Repeat Tables	14
# Repeat Listings	4
# Cohorts	3
# Analytes	3

87)	At the time of SAP finalisation, the assumptions around number of TFLs will be reviewed and any changes will be re-costed accordingly.

88)	A formal statistical report will not be produced. Limited, per protocol tabulations/figures and listings will be prepared per protocol requirements and provided to the CNS Medical Writer for preparation of the Clinical Study Report (CSR).

Clinical Study Report (CSR)

89)	CNS will be responsible for development of the CSR. CNS Medical Writer will join the initial team kick-off meeting with the PM and InCannex team to confirm service expectations and timelines.

90)	CNS will produce the CSR using standardized content templates that comply with all ICH and regional structure and formatting requirements.

InCannex & CNS MCA & App 1	25 June 2020	Page 22 of 29

91)	CNS will develop a shell clinical study report in accordance with protocol requirements and ICH E3 standards for review by lnCannex.

92)	Following finalisation of the TFLs, CNS will prepare a first draft CSR which will be sent to lnCannex for review, comment and/or approval. lnCannex will provide consolidated comments to CNS for incorporation into the final draft.

93)	A second draft version of the CSR will then be issued to lnCannex for review to ensure CNS have correctly incorporated lnCannex’s required changes. It is expected that only minor changes related to the previous review will be required at this time. Any major changes or amendments required to the final draft CSR, may be invoiced on a timesheet basis.

94)	CNS will finalise the CSR and following internal QC, the final CSR will be issued for lnvestigational Site’s Pl and lnCannex approval and final sign off. Following sign off of the CSR, CNS will format the CSR.

95)	Any additional changes and subsequent reviews to the CSR and/or any changes that require changes to the statistical analysis output and by definition changes to the SAP will be subject to timesheet cost invoicing to InCannex by CNS.

InCannex & CNS MCA & App 1	25 June 2020	Page 23 of 29

Clinical Network Services (CNS) pty Ltd
Level 2. 381 MacArthur Ave
Hamilton. Brisbone. QLD 4007Australia
Tel: +61 (0)7 3719 6000
Email: ens ii clinical.net.au
Web: www.clinicol.net.au
ABN: 45 082 063 492

Intelligent Development

3	ESTIMATED PROJECT TIMELINES

The following timeline projection isoffered as an educated yet realistic estimate of the study timeline from signing of the contract, through to the return of Trial Master File. This estimation is highly dependent upon date of sign-off of contract, site availability / clinic dates, EC approval and Subject recruitment. These timelines do not considerany holiday periodsand a final timeline will be provided by the CNS PM upon contract award which will reflect any holiday periods and relevant input from lnvestigational Site.

[***]

InCannex & CNS MCA & App 1	25 June 2020	Page 24 of 29

[***]

[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

InCannex & CNS MCA & App 1	25 June 2020	Page 25 of 29

4	SCOPE OF WORK & BUDGET

Thissection details the activities and tasks that will be carried out by CNS as based upon Section 2 Assumptions. Any desired amendments to the following section may necessitate CNS resubmitting an amended financial, and possibly timeline, Appendix. A budget has been carefully prepared to ensure that CNS provides contract services at a cost that is deemed competitive and appropriate. CNS developsits budgets on a unitcost basis with certain activities being timesheet cost due to the variability of such tasks. CNS proposed budgets are current for up to 60 days from the date of this Appendix. All budgets are quoted in Australian Dollars (A$)

Reference:

As Inc: As Incurred, PT: Pass Through, X: Responsible, R: Review

4.1	DETAILED MEDICAL WRITING BUDGET

[***]

InCannex & CNS MCA & App 1	25 June 2020	Page 26 of 29

4.2	DETAILED CLINICAL BUDGET

[***]

InCannex & CNS MCA & App 1	25 June 2020	Page 27 of 29

Clinical Network Services (CNS) Pty Ltd

Level 2, 381MacArthur Ave
Hamilton, Brisbane, OLD 4007, Australia
Tel: +61 (0)7 3719 6000
Email: cnsra•clinical.net.au
Web: www.clinical.net.au
ABN: 45 082 063 492

Intelligent Development

5	JRD PARTY COSTS

lnCannex will co-ordinate and manage the 3rd party agreements for Site(s)/Laboratories,

6	ESTIMATION OF ANTICIPATED PASS-THROUGH COSTS

All costs incurred by CNS whilst delivering our services will be passed-through as a unit cost. Where costs have been incurred that have not been unitised, they will be passed through as incurred to lnCannex on a monthly basis. CNS does not add any service fee or margins to such costs.

7	TIMESHEET COST BUDGETS

The agreed budget isa fixed unit cost budget. However, given the nature of certain tasks that may or may not be needed, several tasks are denoted as “Timesheet”, meaning CNS will invoice lnCannex per hour according to the type/level of person involved in performing the task. Examples of such tasks that will be invoiced at timesheet cost are:

●	Additional changes to any document prepared by CNS following incorporation of amendmentsto final drafts of such documents

●	Any face to face meetingswith lnCannex as requested by lnCannex

●	Involvement of the Local Medical Monitor for hours above the monthly retainer of 5 hoursper month.

●	SAEReporting/Follow Up by the Clinical team

●	EDC/UAT/SOP/Therapeutic/Testing/Training

8	OUT OF SCOPE

CNSmakesevery effort to anticipate all service costs. However, it ispossible that services/tasks in excess of those agreed at the outset of the project may be required or requested. CNS reserves the right to seek fair and appropriate compensation from lnCannex where services are to be performed outside of this scope of work. CNS will obtain written agreement from lnCannex in such situations before delivery of those out of scope services. Furthermore, CNS commits to rectifying any errors, etc., that are of its own making at no additional cost to lnCannex.

Examples of Out of Scope tasks that will be invoiced at timesheet costs are:

●	Development of additional versions of any document originally prepared by CNS or CNS review of additional version provided by 1nCannex or their Vendor.
●	HREC Submission of Protocol Amendments
●	Additional Project Specific CNS Team Training as requested by 1nCannex
●	Site Audit attendance and response at 1nCannex ’s request.
●	Additional site monitoring visitsrequired due to increased patient numbers.

The following additional service ratesapply where timesheet cost rates apply:

●	PA	=	[***]
●	CRA	=	[***]
●	Project Manager	=	[***]

●	Medical Writer	=	[***]
●	Regulatory Consultant	=
●	Biostatistician	=
●	QA Manager	=	[***]
●	Local Medical Monitor	=	[***]

9	INVOICING AND PAYMENTS

●	lnCannex will pay CNS 15% of the agreed total fixed costs upon signature of this contract, serving as a security deposit.
●	All invoices will be prepared in Australian dollars with fees increased by Goods and Services Tax (as applicable) and line itemswill be expressed on a per unit basis per task performed and billed accordingly. The invoice will be provided in the same level of detail as the agreed upon project budget and will include in such invoices all pass through costsincurred in the previous month.

●	All invoices will be prepared in Australian dollars and lnCannex agrees to pay all invoices by electronic funds transfer (EFT) in Australian dollars. Payment terms are as described in the MCA.

[SIGNATURE PAGE TO FOLLOW]

InCannex & CNS MCA & App 1	25 June 2020	Page 28 of 29

THIS Appendix 1 to MCA (25 June 2020) dated 25 June 2020 is executed as of the effective date.

EXECUTED by an authorised signatory of lnCannex Pty Ltd

/s/ Joel Latham
Signature of Company Signatory

Joel Latham
Name of Company Signatory

Managing Director
Title of Company Signatory

29.6.20
Date

EXECUTED by an authorised signatory of CLINICAL NETWORK SERVICES (CNS) PTY LTD

/s/ Russell Neal

Russell Neal
Name of Company Signatory

Managing Director
Title of Company Signatory

Date

InCannex & CNS MCA & App l	25 June 2020	Page 29 of 29